UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2007

POWERRAISE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-137251 (Commission File Number)	98-0454140 (IRS Employer Identification No.)

1687 West Broadway
Vancouver, B.C., Canada
(Address of Principal Executive Offices, Zip Code)

604-736-6767
(Registrant's Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Secured Convertible Promissory Note

Powerraise Inc., a Nevada corporation, (the “Registrant”) entered in a Secured Convertible Promissory Note (the “Note”) dated December 3, 2007, with Teleclick Technologies Ltd., a limited company organized in the State of Israel (“Teleclick”), pursuant to which the Registrant will lend Teleclick an aggregate of $300,000. The first payment of $82,000 was made by the Registrant to Teleclick on November 1, 2007, pursuant to that certain Letter Agreement, dated October 17, 2007, between the Registrant and Teleclick (as previously reported in the 10-QSB filed with the Securities and Exchange Commission on November 13, 2007). The second installment of the loan, $100,000, will be lent to Teleclick on December 15, 2007 and the third installment of the loan, $112,000, will be lent to Teleclick on January 15, 2008.

The Note is secured by all the assets of Teleclick and Teleclick agreed not to sell, lease or otherwise dispose of any portion of such assets. Teleclick also agreed not to pay, declare or set apart for such payment, any dividend or other distribution on its capital stock or make any other payments or distribution in respect of its capital stock.

The Note bears interest at the rate of 15% per annum, payable in cash. All accrued but unpaid interest on the Note and any other amounts due thereon is due and payable on December 3, 2008, or earlier upon acceleration following an event of default, as defined in the Note. All principal and accrued interest on the Note is convertible into ordinary shares of Teleclick up to an amount equal to 99% of Teleclick’s authorized share capital on a fully diluted basis.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the Note which is attached hereto as Exhibit 4.5 and incorporated herein by reference.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of business acquired.	Not applicable
(b) Pro forma financial information.	Not applicable
(c) Exhibits

Exhibit 4.5	Secured Convertible Promissory Note, dated December 3, 2007, made by Teleclick Technologies, Ltd. in favor of Powerraise, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERRAISE, INC. By: /s/ Shlomo Friedman Name: Shlomo Friedman Title: President, Chief Executive Officer and Director

Date: December 3, 2007